Exhibit 10.1

RETIREMENT AND SEPARATION AGREEMENT

This RETIREMENT AND SEPARATION AGREEMENT (this “Agreement”) is entered into by and between Lawrence A. Cohen (“Executive”) and Capital Senior Living Corporation, a Delaware corporation (the “Company”), effective on August 21, 2018 (the “Effective Date”). Executive and the Company are sometimes collectively referred to as the “Parties.”

WHEREAS, Executive is currently Vice Chairman of the Board of Directors of the Company (the “Board”), a director of the Company, the Chief Executive Officer and an employee of the Company, and an officer and/or director of certain of the Company’s subsidiaries and affiliates;

WHEREAS, Executive’s relationship with the Company is governed by the Employment Agreement between Executive and the Company, dated as of June 1, 1999, as amended as of June 1, 2002, January 16, 2003, February 11, 2004, and January 1, 2010 (collectively, the “Employment Agreement”);

WHEREAS, Executive and the Company mutually desire to establish and agree on the terms and conditions of Executive’s retirement and separation from the Company and its subsidiaries and affiliates effective as of 11:59 p.m. Central Time on January 1, 2019 (the “Retirement Date”);

WHEREAS, in order to assist with the transition of Executive’s duties and responsibilities by reason of his retirement and separation from the Company, the Parties have agreed that Executive will provide continued services during the Transition Period (as hereinafter defined); and

WHEREAS, the Parties desire to have no further obligations to each other, except as specifically provided herein.

NOW, THEREFORE, in consideration of the promises, covenants and undertakings set forth herein, and in full compromise, release and settlement, accord and satisfaction and discharge of all claims or causes of action, known or unknown, the Parties agree as follows:

1.    Resignation and Retirement.

(a)    On and as of the Retirement Date, but subject to Section 1(d) below, Executive resigns and retires as (i) the Company’s Vice Chairman of the Board and as a director of the Company, (ii) the Chief Executive Officer and as an employee of the Company, and (iii) an officer and/or director (or similar position) with any subsidiary or affiliate of the Company. Executive agrees to take any and all further acts necessary or requested by the Company to effectuate his resignation from such positions. Promptly following the Effective Date, external and internal notices of Executive’s retirement shall be given by the Company in notices or public releases which shall be prepared by the Company under the direction of the non-management members of the Board (the

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“Independent Board”); provided, however, that Executive shall be given a reasonable opportunity to provide input as to the content of any such notice or release, which input will be considered by the Independent Board in its sole reasonable discretion.

(b)    From the Effective Date through the Retirement Date (the “Transition Period”), but subject to Section 1(d) below, Executive shall continue to serve as (i) the Company’s Vice Chairman of the Board and as a director of the Company, (ii) the Chief Executive Officer and as employee of the Company, and (iii) an officer and/or director (or similar position) with any subsidiary or affiliate of the Company, in each case under the supervision and direction of the Independent Board acting by and through the Chairman of the Board; provided, however, that Executive understands and agrees that the purpose of the Transition Period is to provide for an orderly transition of Executive’s duties on behalf of the Company to such other Company officers or such other persons as shall be determined and designated by the Independent Board. Executive agrees to fully cooperate with the transition plan as determined and directed by the Independent Board and to remain obligated to be loyal to the Company and keep its confidences and business standards and be subject to, the policies of the Company and its subsidiaries and affiliates applicable to employees of such companies. During the Transition Period, (i) the Company shall continue to pay Executive’s base salary and benefits in accordance with the Company’s existing payroll and other Company’s policies and (ii) Executive shall continue to be based in the Company’s New York office, subject to Executive’s necessary periodic travel to the Company’s Dallas headquarters in accordance with past practices or as requested by the Independent Board acting by and through the Chairman of the Board.

(c)    Executive’s retirement and separation from continued employment with the Company as well as from continued service to the Company and its subsidiaries and affiliates on and as of the Retirement Date shall be treated as a retirement for all purposes under the Company’s 401(k) plan (the “Retirement Plan”) and shall be treated as a termination of employment or other separation from employment by reason of Executive’s resignation under all other employee benefit plans of the Company and any other agreements between Executive and the Company including Section 7(B) of the Employment Agreement.

(d)    Notwithstanding the provisions of Sections 1(a) and (b) above, in the event that, prior to the Retirement Date, the Company, based on a determination by the Independent Board, designates a person other than Executive to serve as the Company’s Chief Executive Officer, then, upon the effective date of any such designation, Executive shall be deemed to have resigned and retired from his position, and shall no longer continue to serve, as the Company’s Chief Executive Officer or as an officer and/or director (or similar position) with any subsidiary or affiliate of the Company, but Executive shall continue as an executive level employee of the Company through the Retirement Date.

2.    Covenants of Executive. Executive recognizes that the Company’s willingness to enter into this Agreement is based in material part on Executive’s agreement to the provisions of this Section 2, and that Executive’s breach of the provisions of this Section 2 could materially damage the Company.

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(a)    Termination of Agreements. Subject to clause (ii) of this Section 2(a):

(i)    All agreements between Executive, on the one hand, and the Company or any of its subsidiaries and affiliates, on the other hand, including, without limitation, the Employment Agreement, are terminated, of no force or effect, and shall be null and void, as of the Effective Date.

(ii)    Notwithstanding clause (i) of this Section 2(a), Section 4, any other provision of this Agreement or the Final Release (as hereinafter defined), this Agreement shall be binding on the Parties and continue in accordance with its terms and nothing herein shall eliminate or diminish, as applicable, Executive’s or the Company’s right or obligations under the following agreements, or their respective rights or obligations, including the right to receive the payments and other benefits under and from, as applicable, his or its participation in the following plans, compensation arrangements and policies of the Company, in each case during the Transition Period and thereafter, in accordance with the applicable terms and conditions of any such agreement, plan, compensation arrangement and policy (as applicable to former employees): (1) any right to indemnification (and related rights to advancement of expenses) under any contract (including any contract of insurance, including directors and officers insurance) or company constitutional documents arising in connection with an action instituted by a party other than Executive against the Company or any of its subsidiaries or affiliates or Executive, in his capacity as an officer, director, manager, employee, agent or other representative of the Company or any of its subsidiaries or affiliates; (2) any vested benefits under the Retirement Plan; (3) the rights of Executive to continue participating in health coverage currently available to Executive (e.g., COBRA); (4) as hereinafter further provided in Sections 2(b) and (c) hereof, the provisions of Sections 8, 9, 10, 11 and 17 (but not any other provisions) of the Employment Agreement; and (5) the rights and benefits accorded to Executive in Section 3 hereof. This Agreement does not require Executive to return to the Company any shares of the Company he owns, nor does it prohibit Executive from exercising any right Executive enjoys under the Articles of Incorporation of the Company as a shareholder of the Company, such as the right to vote his shares.

(b)    Continuing and Additional Non-Competition Obligations. Executive acknowledges and agrees that, from and after the Effective Date through the first anniversary of the Retirement Date, Executive shall remain subject to, and shall be bound by and comply with, the non-competition agreements set forth in Section 9 of the Employment Agreement, which provisions shall continue and are incorporated by reference into this Agreement as if fully set forth herein. Following the first anniversary of the Retirement Date and through the second anniversary of the Retirement Date, Executive shall not, and shall cause his affiliates not to, directly or indirectly, acquire, develop, operate, finance, manage, advise, consult with or invest in a senior living facility within a fifty (50) mile radius of any Company facility.

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(c)    Additional Continuing Employment Agreement Obligations. Executive acknowledges and agrees that, from and after the Effective Date, Executive shall remain subject to, and shall be bound by and comply with, the confidentiality, work product, legal action and registration right agreements set forth in, respectively, Sections 8, 10, 11 and 17 of the Employment Agreement, which provisions shall continue and are incorporated by reference into this Agreement as if fully set forth herein. The Company acknowledges and agrees that it shall also remain subject to, and shall be bound by and comply with, the registration right agreement set forth in Section 17 of the Employment Agreement.

(d)    Non-Solicitation; No Hire. Until the second anniversary of the Retirement Date, Executive shall not, and shall not encourage, approve or assist any company or legal entity for which he serves as an executive officer or director to, without the prior written consent of the Company, directly or indirectly, solicit, recruit, hire or employ (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous twelve (12) months, any officer or any director of the Company or any of its subsidiaries or affiliates. However, there shall be no such restrictions regarding any employee laid off or terminated by the Company. Further, for two (2) years following the Retirement Date, Executive shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their employment relationship with the Company or any of its subsidiaries or affiliates for any reason. A general employment advertisement by an entity of which Executive is a part or Executive providing a reference will not constitute solicitation or recruitment.

(e)    Non-Disparagement. Executive shall refrain from making, directly or indirectly, in any public or private communication (whether oral, written or electronic), any criticisms or negative or disparaging comments or other statements about the Company or any of its directors or officers, or about any aspect of the respective businesses, operations, financial results or prospects of the Company or any of its subsidiaries or affiliates, including comments relating to Executive’s retirement. Notwithstanding the foregoing, it is understood and agreed that nothing in this Agreement is intended to prevent Executive from testifying truthfully in any legal proceeding brought by any governmental authority or other third party or interfere with any obligation Executive may have to cooperate with or provide information to any government agency or commission. The Company agrees to instruct the Independent Board and the Company’s executive officers to refrain from making, directly or indirectly, in any public or private communication (whether oral, written or electronic), any criticisms or negative or disparaging comments or other statements about Executive.

(f)    Cooperation. Executive shall, for a period of three (3) years following the Retirement Date, make himself reasonably available to the Company or its subsidiaries and affiliates (including their attorneys) to provide information and reasonable assistance as requested by a director or executive officer of the Company in connection with

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litigation, audits, investigations or disputes. Such information and assistance may include testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company or its subsidiaries or affiliates in connection with any investigation, claim or suit, and cooperating with the Company or its subsidiaries or affiliates regarding any litigation, government investigation, regulatory matter, claim or other disputed item involving the Company or any of its subsidiaries or affiliates that relate to matters within the knowledge or responsibility of Executive during his employment (such matters being referred to herein as the “Subject Matters”). Specifically, Executive agrees (i) to meet with the Company’s or its subsidiaries’ or affiliates’ representatives, their counsel or other designees at reasonable times and places with respect to any matter within the scope of this Section 2(f); (ii) to provide truthful testimony regarding the Subject Matters to any applicable court, agency or other adjudicatory body; (iii) if legally permitted, to provide the Company or any of its subsidiaries or affiliates with notice of contact or subpoena by any non-governmental adverse party (known to Executive to be adverse to the Company or any of its subsidiaries or affiliates or their interests) relating to the Subject Matters as soon as practicable after Executive has knowledge of any such contract or subpoena, and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives in connection with any claim relating to the Subject Matters. The Company agrees to reimburse Executive for all reasonable, necessary and documented out of pocket expenses incurred by Executive, and to not unreasonably interfere with Executive’s then existing employment or business interests, in connection with Executive’s compliance with his obligations under this Section 2(f). Executive shall not be required to cooperate against his own personal legal interests.

(g)    Return of Company Property and Information. Upon, or as soon as reasonably practicable following, the Retirement Date, Executive shall take reasonable steps to promptly deliver to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Company and its subsidiaries and affiliates or containing any privileged or confidential information relating to the Company and its subsidiaries and affiliates or that Executive used, prepared or came into contact with during the course of Executive’s employment with the Company and its subsidiaries and affiliates currently in his possession or control, and all keys, credit cards and passes, and such materials shall remain the sole property of the Company and/or its subsidiaries and affiliates, as applicable, excluding non-material, de minimis materials. Executive further agrees to take reasonable steps to search for and then, after providing the Company with a copy, delete all of the Company’s and its subsidiaries’ and affiliates’ business information, whether or not privileged or confidential information, from all of Executive’s personal devices, including phones, tablets, computers, and electronic storage devices, other than information that Executive may need for personal finances and tax filings, or agreements between Executive and the Company or any of its subsidiaries and affiliates and any of Executive’s contacts, calendars or personal correspondence and excluding non-material, de minimis materials. Any of the foregoing materials that are acquired by Executive after the Effective Date, shall be delivered by Executive to the Company on the Retirement Date with the same exceptions. Executive agrees to certify in writing to the Company on, or as soon as reasonably practicable following, the Retirement Date that Executive has complied with the foregoing provisions of this Section 2(g).

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(h)    Remedies. Executive acknowledges and agrees that the terms of this Section 2 are reasonable in scope and time, and are necessary to protect legitimate proprietary and business interests of the Company and its subsidiaries and affiliates in their confidential information. Executive further acknowledges and agrees that (x) Executive’s breach of the provisions of this Section 2 will cause the Company and its subsidiaries and affiliates irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent Executive from breaching such provisions by obtaining an injunction against Executive, there is a reasonable probability of the Company’s eventual success on the merits. Executive consents and agrees that if Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages.

(i)    Protected Rights. Notwithstanding the foregoing or any other provision of this Agreement, Executive acknowledges that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with a federal, state or local governmental agency or commission. Executive further acknowledges that this Agreement does not limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any government agencies.

3.    Consideration. In return for Executive’s covenants in Section 2 above, the fulfillment of Executive’s other obligations under this Agreement and the execution of this Agreement, which contains a waiver and release of claims, the Company agrees to provide certain consideration to Executive as follows:

(a)    Unpaid/Unused Vacation; Expense Reimbursement. Within ten (10) business days following the Retirement Date an amount in cash shall be payable by the Company to Executive in a lump sum relating to Executive’s accrued and unpaid or unused vacation, sick pay and expense reimbursement, which amount shall be determined and paid in accordance with the Company’s existing payroll and other Company policies; and

(b)    Consulting Payments. In further consideration of the foregoing and for Executive’s availability to provide and any provision of consulting services to the Company at mutually agreed upon locations and times and upon the Independent Board’s periodic reasonable request (not to exceed ten (10) hours per month), acting by and through the Chairman of the Board, during the two (2)-year period immediately following the Retirement Date (the “Consulting Period”), an aggregate amount in cash totaling $2,555,252.84 shall be payable by the Company to Executive (the “Consulting Amount”) as hereinafter provided. Executive’s consultancy obligations hereunder shall

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not prohibit or restrict Executive’s ability to pursue other employment or business interests during the Consulting Period, subject to his compliance with Section 2(b) above. The Consulting Amount shall not be paid in a lump sum but shall instead be paid over time in substantially equal installments during the Consulting Period on the Company’s regularly scheduled payroll dates (subject to Section 3(e) below) and in accordance with the Company’s existing payroll policies;

it being understood and agreed that, in the event that Executive’s employment or consultancy, as applicable, ends as a result Executive’s death or disability (as defined in the Employment Agreement) prior to the Retirement Date or the end of the Consulting Period, respectively, then the Company will pay to Executive’s estate, in the event of his death, or to Executive or his legally appointed personal representative, in the event of his disability, the remaining amounts and at the times that such amounts would have been due to Executive prior to his death or disability under Sections 3(a) and (b) and the Restricted Stock Awards designated for vesting as provided in Section 3(c) shall vest as provided therein.

(c)    Additional Consideration.

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For purposes of the outstanding and unvested time-based Restricted Stock Awards granted to Executive on March 27, 2018, March 28, 2017 and February 24, 2016, under the Company’s 2007 Omnibus Stock and Incentive Plan, as amended from time to time, all unvested shares thereunder shall vest immediately prior to the Retirement Date;

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For purposes of the three outstanding and unvested performance-based Restricted Stock Awards granted to Executive on February 24, 2016 under the Company’s 2007 Omnibus Stock and Incentive Plan, as amended from time to time, the remaining unvested shares thereunder shall remain eligible for vesting in accordance with the terms thereof after the Retirement Date notwithstanding Executive’s retirement hereunder (it being understood and agreed that (i) such vesting, if at all, shall be based on the extent to which the performance measures thereunder are satisfied, and (ii) all other outstanding and unvested performance-based Restricted Stock Awards granted to Executive under the Company’s 2007 Omnibus Stock and Incentive Plan shall expire and be of no further force or effect as of the Retirement Date);

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Executive shall be entitled to participate in the Company’s 2018 Annual Incentive Plan (the “AIP”) in respect of the Company’s 2018 performance. Any earned payment under the AIP (to the extent earned consistent with the AIP and pursuant to the achievement factors that are applicable to the performance metrics therein) will be made without any discretionary reductions thereto (except to the extent any such discretionary reductions are consistent with the discretionary reductions mandated by the Company’s Compensation Committee and/or Board applicable to the payments with respect to 2018

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performance under the AIP for substantially all of the other senior executives of the Company), and will be paid when such AIP payments are made to the other executives of the Company; and

•	The Company shall reimburse Executive for reasonable legal fees incurred in connection with the negotiation and execution of this Agreement in an amount not to exceed $10,000;

it being understood and agreed that, Executive acknowledges the benefits set forth in this Section 3(c) are in addition to any benefits on Executive’s resignation and retirement to which Executive is otherwise entitled if his resignation and retirement were to occur as of the date of this Agreement.

(d)    No Additional Benefits. Executive acknowledges that Executive is not entitled to, and will not receive, any other compensation or benefits from the Company upon termination of employment on the Retirement Date, except the consideration in return for Executive’s execution of the Final Release described in Section 5 below, which consideration is specifically for a release of claims under the Age Discrimination in Employment Act, or as otherwise specifically described in this Agreement. For the avoidance of doubt, Executive retains all rights to the compensation and benefits and rights described in clauses (1)-(4) of Section 4(a) below, and any accrued and unpaid salary, accrued but unused vacation, sick pay or other reasonable expense reimbursements (as calculated under the Company’s existing policies applicable thereto) upon Executive’s termination of employment on the Retirement Date.

(e)    Delay in Payment. As of the Effective Date, the Parties anticipate and intend that Executive’s separation from service for purposes of Section 409A (as defined in Section 17 of this Agreement) shall occur on the Retirement Date. The Parties agree that because the payments comprising the Consulting Amount described in Section 3(a) may be subject to section 409A(a)(2)(B)(i) of the Code, in accordance with Section 17, such payments shall be delayed, without regard to whether all or any portion thereof is subject to Section 409A, until the first business day after the expiration of six months following Executive’s separation from service date (or, if earlier, Executive’s date of death) when such payments that would have been paid from the Retirement Date through the actual payment date, if not for this Section 3(e), will paid to Executive in a lump sum. To avoid the possibility of doubt, if Executive separates from service on the Retirement Date, payment in accordance with the foregoing shall occur on July 2, 2019 (or Executive’s date of death, if earlier).

4.    Waiver and Release of Claims.

(a)    General Release by Executive. In consideration of the provisions of this Agreement, including the payments and benefits under Section 3 above, which Executive hereby expressly acknowledges as good and sufficient consideration for the releases provided below, Executive, as of the Effective Date, hereby unconditionally and irrevocably releases, acquits and forever discharges, to the fullest extent permitted by applicable law, (i) the Company and all of its predecessors, successors and assigns, (ii) all

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of the Company’s past, present and future affiliates, parent corporations, subsidiaries, divisions and joint venture entities and all of their respective predecessors, successors and assigns, and (iii) all of the past, present and future officers, directors, managers, shareholders, investors, employee benefit plan administrators, employees, agents, attorneys and other representatives of each of the entities described in the immediately preceding clauses (i) and (ii), individually and in their respective representative capacities (the persons or entities referred to in the immediately preceding clauses (i), (ii) and (iii) being, individually, a “Releasee” and, collectively, the “Releasees”), from any and every action, cause of action, complaint, claim, demand, administrative charge, legal right, compensation, obligation, damages (including consequential, exemplary and punitive damages), liability, cost or expense (including attorney’s fees) that Executive has, may have or may be entitled to from or against any of the Releasees, whether legal, equitable or administrative, in any forum or jurisdiction, whether known or unknown, foreseen or unforeseen, matured or unmatured, accrued or not accrued, which arises directly or indirectly out of, or is based on or related in any way to (A) any acts or omissions by any person or entity through the Effective Time, (B) the Employment Agreement or the termination thereof, or (C) Executive’s employment with or termination of employment from the Company or any of its subsidiaries and affiliates, including in each case any such matter arising from the negligence, gross negligence or reckless, willful or wanton misconduct of any of the Releasees (together, the “Released Claims”); provided, however, that this Release does not apply to, and the Released Claims do not include: (1) any claims arising after the date Executive signs this Agreement; (2) rights to receive payments and other benefits preserved, not waived and not released in Section 2(a)(ii) of this Agreement; (3) any claim arising from any breach or failure to perform any provision of this Agreement; or (4) any claim for worker’s compensation benefits or any other claim that cannot be waived by a general release.

(b)    Release to be Full and Complete; Waiver of Claims, Rights and Benefits. The Parties intend this Release to cover any and all Released Claims, whether they are contract claims, equitable claims, fraud claims, tort claims, discrimination claims, harassment claims, whistleblower or retaliation claims, personal injury claims, constructive or wrongful discharge claims, emotional distress claims, pain and suffering claims, public policy claims, claims for debts, claims for expense reimbursement, wage claims, claims with respect to any other form of compensation, claims for attorneys’ fees, other claims or any combination of the foregoing, and whether they may arise under any employment contract (express or implied), policies, procedures, practices or by any acts or omissions of any of the Releasees or whether they may arise under any state, local or federal law, statute, ordinance, rule or regulation, including all Texas employment discrimination laws, Chapter 21 of the Texas Labor Code, the Texas Payday Act, all U.S. federal discrimination laws, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, Title VII of the U.S. Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002 or common law, without exception. As such, it is expressly acknowledged and agreed that this Release is a general release, representing a full and complete disposition and satisfaction of all of any Releasee’s real or alleged legal

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obligations to Executive, with the only exceptions being as expressly stated in the proviso to Section 4(a) above. Executive understands and agrees, in compliance with any law, statute, ordinance, rule or regulation which requires a specific release of unknown claims or benefits, that this Agreement includes a release of unknown claims, and Executive hereby expressly waives and relinquishes any and all Released Claims and any associated rights or benefits that Executive may have, including any that are unknown to Executive at the time of the execution this Agreement.

(c)    Certain Representations of Executive. Executive represents and warrants that: (i) Executive is the sole and lawful owner of all rights, titles and interests in and to all Released Claims; and (ii) Executive has the fully legal right, power, authority and capacity to execute and deliver this Agreement.

(d)    Covenant Not to Sue. Executive expressly agrees that neither Executive nor any person acting on Executive’s behalf will file or bring or permit to be filed or brought any lawsuit or other action before any court, agency or other governmental authority for legal or equitable relief against any of the Releasees involving any of the Released Claims. In the event that such an action is filed against any of the Releasees, Executive agrees that such Releasees are entitled to legal and equitable remedies against Executive, including an award of attorney’s fees. However, it is expressly understood and agreed that the foregoing sentence shall not apply to any action filed by Executive that is narrowly limited to seeking a determination as to the validity of this Agreement and enforcement thereof. While nothing in this Agreement limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission, should Executive file a charge or complaint with any governmental agency, or should any governmental entity, agency or commission file a charge, action, complaint or lawsuit against any of the Releasees based on any Released Claim, Executive agrees not to seek or accept any resulting payment from the Releasees.

5.    Final Release. At the end of the Transition Period and on the Retirement Date, in order to be paid the consideration described in Section 3, Executive will sign a final release of all claims through the Retirement Date (the “Final Release”), attached as Exhibit A. As described in the Final Release, Executive has at least twenty-one (21) days to consider the Final Release and shall not sign the Final Release until the Retirement Date.

6.    Dispute Resolution.

(a)    If any controversy, dispute or claim arises that is based upon, resulting from or relating to this Agreement or Executive’s employment by the Company (“Dispute”), the Parties agree that if resolution is not reached by discussion and negotiation within ten (10) business days of the inception and notice to the other Party of the dispute, to attempt to resolve such Dispute by mediation with a mediator jointly selected by the Parties. The Parties agree to schedule and conduct the mediation within thirty (30) calendar days of the dispute. If a Party fails to follow these requirements and initiates any proceeding before going through mediation process in accordance with this paragraph, such Party shall be required to bear all of the other Party’s attorney’s fees incurred in investigating and responding to such proceeding for a period of thirty (30)

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days after the other Party received written notice of the commencement of such proceeding. Nothing contained in this Section 6 shall prevent the Parties from initiating a proceeding in the United States District Court for the Northern District of Texas or, if such court lacks subject matter jurisdiction, the state district courts of the State of Texas in Dallas, Texas in order to seek or obtain specific performance or other injunctive relief relating to the covenants contained in Section 2 of this Agreement.

(b)    Any Dispute between the Parties shall be resolved exclusively by binding arbitration pursuant to the rules of the then-prevailing Employment Arbitration Rules of AAA (the “Rules”) and the United States Arbitration Act, 9 U.S.C. §§1-16 (the “Act”), with arbitration to occur at Dallas, Texas. This paragraph will control over any conflict between this paragraph and the Act or the Rules. The Parties agree that the arbitrator will have the primary power to decide any question about the arbitrability of any claim, dispute or other difference between them., and judgment on the award rendered by the arbitrator may be enforced by any court having jurisdiction thereof in Dallas, Texas. The arbitrator shall be selected by mutual agreement of the Parties, if possible. If the Parties fail to reach agreement upon appointment of an arbitrator within thirty (30) days following receipt by one Party of the other Party’s notice of desire to arbitrate, the arbitrator shall be selected from a list or lists of persons submitted by AAA. The arbitrator must be an attorney licensed to practice law by the State Bar of Texas. The Parties agree that all matters subject to the arbitration, including the arbitration itself, shall remain confidential.

7.    Governing Law. This Agreement is entered into under, and shall be governed, interpreted and enforced for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

8.    Entire Agreement. Except as specifically set forth herein, together with the Employment Agreement and the Indemnity Agreement, this Agreement contains the entire agreement and understanding between the Parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

9.    Amendment. This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.

10.    Tax Withholding; Right of Offset. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal deductions made with respect to the Company’s employees generally, and (c) to the extent permissible pursuant to Section 409A (as defined in Section 17 of this Agreement) any advances made to Executive owed to the Company or any of their affiliates.

11.    Assignability. This Agreement is personal to Executive and, without the prior written consent of the Independent Board in its sole discretion, this Agreement shall not be assignable by Executive nor shall Executive be permitted to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or

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benefits due hereunder shall be assignable by Executive in anticipation of payment either by voluntary or involuntary acts or by operation of law. This Agreement may be assigned by the Company solely to a successor in interest to the Company.

12.    Severability. It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction, the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

13.    Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

14.    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

15.    Nonwaiver. No failure or neglect of any Party in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by a Party must be contained in a written instrument signed by the Party to be charged and, in the case of the Company or the Company, by an officer of the Company or the Company, as the case may be (other than Executive), or other duly authorized person.

16.    Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive’s address most recently on file with the Company, or to the Company’s principal office, as the case may be.

17.    Section 409A; Other Tax Matters. This Agreement is intended to provide payments that are exempt from and/or that comply with the provisions of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and related regulations and Treasury pronouncements (“Section 409A”), and this Agreement shall be interpreted accordingly (it being understood that the payment of any reimbursement hereunder shall be made in a manner exempt from, or in compliance with, Section 409A pursuant to the Company’s reimbursement policies). If any provision of this Agreement would cause Executive to incur any additional tax under Section 409A, this Agreement shall be deemed amended to reform, and/or the Parties will in good faith attempt to reform, the provision in a manner that maintains, to the extent possible, the original intent of the applicable provision without violating the provisions of Section 409A. Notwithstanding anything herein to the contrary, if on the date of Executive’s separation from service Executive is a “specified employee,” as defined in Section 409A, then any portion of any payments, benefits or other consideration under this Agreement that are determined to be subject

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to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the first business day of the seventh month following Executive’s separation from service date (or, if earlier, Executive’s date of death) and shall be paid as a lump sum on such date. Executive acknowledges and agrees that Executive has obtained no advice from the Company or any of its affiliates, or any of their respective officers, directors, employees, subsidiaries, affiliates, agents, attorneys or other representatives, and that none of such persons or entities have made any representation regarding the tax consequences, if any, of Executive’s receipt of the payments, benefits and other consideration provided for in this Agreement. Executive further acknowledges and agrees that Executive is personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments and other consideration received by Executive under this Agreement. Executive agrees to hold the Company harmless for any and all taxes, penalties or other assessments that Executive is, or may become, obligated to pay on account of any payments made and other consideration provided to Executive under this Agreement.

18.    Successors and Heirs. Except as provided in Section 11, this Agreement shall bind and inure to the benefit of the Company’ successors and to Executive’s heirs and devisees.

19.    Legal Counsel to Executive. Executive acknowledges that Executive has been given a reasonable period of time in which to consider this Agreement and the release provided in Section 4 (the “Release”) and has been advised to discuss the terms of this Agreement and the Release with legal counsel of Executive’s own choosing. Executive represents that Executive has relied on Executive’s own knowledge and judgment and on the advice of independent legal counsel of Executive’s choosing and has consulted with such other independent advisors as Executive and Executive’s counsel deemed appropriate in connection with Executive’s review of this Agreement and the Release. Based on Executive’s review, Executive acknowledges that Executive fully and completely understands and accepts all the terms of this Agreement and the Release and their legal effects, and Executive is entering into this Agreement and the Release voluntarily and of Executive’s own free will, with full consideration of any and all rights which Executive may currently have. Executive further acknowledges that Executive is not relying on any representations or statements made by the Company or any of its subsidiaries and affiliates, or by any of their respective officers, directors, employees, affiliates, agents, attorneys or other representatives, regarding this Agreement or the Release, except to the extent such representations are expressly set forth in this Agreement or the Release. Executive also acknowledges that Executive is not relying upon a legal duty, if one exists, on the part of the Company or any of its subsidiaries and affiliates, or any of their respective officers, directors, employees, subsidiaries, affiliates, agents, attorneys or other representatives, to disclose any information in connection with the execution of this Release or its preparation, it being expressly understood that Executive shall never assert any failure to disclose information on the part of any such person or entity as a ground for challenging this Release or any provision hereof.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below, but effective as of the Effective Date.

CAPITAL SENIOR LIVING CORPORATION

By:	/s/ Michael W. Reid	Date: August 21, 2018
Michael W. Reid
Chairman of the Board

EXECUTIVE

/s/ Lawrence A. Cohen		Date: August 21, 2018
Lawrence A. Cohen

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EXHIBIT A

FINAL RELEASE

RELEASE OF CLAIMS

This RELEASE OF CLAIMS (this “Release”) is made on and effective as of December 31, 2018 by Lawrence A. Cohen (“Executive”) in favor of Capital Senior Living Corporation, a Delaware corporation (the “Company”), and the other Releasees (as hereinafter defined) in connection with the Retirement and Separation Agreement entered into by and between Executive and the Company dated as of August 21, 2018 (the “Separation Agreement”). Unless otherwise defined herein, all capitalized terms used in this Release that are defined in the Separation Agreement shall have the meanings assigned to them in the Separation Agreement.

WHEREAS, the Separation Agreement includes a general release of claims by Executive in favor of the Releasees (the “Prior Release”) through the date Executive signed the Prior Release;

WHEREAS, the Company wishes to obtain a final release of all claims through the Retirement Date by Executive; and

WHEREAS, Executive promised in the Separation Agreement to execute and deliver this Release to the Company, as specifically provided herein.

NOW, THEREFORE, in consideration of the promises, covenants and undertakings set forth herein, and in full compromise, release and settlement, accord and satisfaction and discharge of all claims or causes of action, known or unknown, the Parties agree as follows:

1.    Waiver and Release of Claims.

(a)    General Release by Executive. In consideration of the Separation Agreement, including the payments and benefits described in Section 3 of the Separation Agreement, which Executive hereby expressly acknowledges as good and sufficient consideration for the releases provided below, Executive hereby unconditionally and irrevocably releases, acquits and forever discharges, to the fullest extent permitted by applicable law, (i) the Company and all of its predecessors, successors and assigns, (ii) all of the Company’s past, present and future affiliates, parent corporations, subsidiaries, divisions and joint venture entities and all of their respective predecessors, successors and assigns, and (iii) all of the past, present and future officers, directors, managers, shareholders, investors, employee benefit plan administrators, employees, agents, attorneys and other representatives of each of the entities described in the immediately preceding clauses (i) and (ii), individually and in their respective representative capacities (the persons or entities referred to in the immediately preceding clauses (i), (ii) and (iii) being, individually, a “Releasee” and, collectively, the “Releasees”), from any and every action, cause of action, complaint, claim, demand, administrative charge, legal right, compensation, obligation, damages (including consequential, exemplary and punitive damages), liability, cost or expense (including attorney’s fees) that Executive has, may have or may be entitled to from or against any of the Releasees, whether legal, equitable or administrative, in any forum or jurisdiction, whether known or unknown, foreseen or

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unforeseen, matured or unmatured, accrued or not accrued, which arises directly or indirectly out of, or is based on or related in any way to (A) any acts or omissions by any person or entity through the date of this Release, (B) the Employment Agreement or the termination thereof, or (C) Executive’s employment with or termination of employment from the Company or any of its subsidiaries affiliates, or otherwise, including any such matter arising from the negligence, gross negligence or reckless, willful or wanton misconduct of any of the Releasees (together, the “Released Claims”); provided, however, that this Release does not apply to, and the Released Claims do not include: (i) any claims arising solely and specifically under the Age Discrimination in Employment Act of 1967 after the date Executive signs this Release, (ii) rights to receive payments and other benefits preserved, not waived and not released in Section 2(a)(ii) of the Separation Agreement, (iii) any claim arising from any breach or failure to perform any provision of the Separation Agreement, or (iv) any claim for worker’s compensation benefits or any other claim that cannot be waived by a general release.

(b)    Release to be Full and Complete; Waiver of Claims, Rights and Benefits. The Parties intend this Release to cover any and all Released Claims, whether they are contract claims, equitable claims, fraud claims, tort claims, discrimination claims, harassment claims, whistleblower or retaliation claims, personal injury claims, constructive or wrongful discharge claims, emotional distress claims, pain and suffering claims, public policy claims, claims for debts, claims for expense reimbursement, wage claims, claims with respect to any other form of compensation, claims for attorneys’ fees, other claims or any combination of the foregoing, and whether they may arise under any employment contract (express or implied), policies, procedures, practices or by any acts or omissions of any of the Releasees or whether they may arise under any state, local or federal law, statute, ordinance, rule or regulation, including all Texas employment discrimination laws, Chapter 21 of the Texas Labor Code, the Texas Payday Act, all U.S. federal discrimination laws, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the National Labor Relations Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002 or common law, without exception. As such, it is expressly acknowledged and agreed that this Release is a general release, representing a full and complete disposition and satisfaction of all of any Releasee’s real or alleged legal obligations to Executive, with the only exceptions being as expressly stated in the proviso to Section 1(a) above. Executive understands and agrees, in compliance with any law, statute, ordinance, rule or regulation which requires a specific release of unknown claims or benefits, that this Release includes a release of unknown claims, and Executive hereby expressly waives and relinquishes any and all Released Claims and any associated rights or benefits that Executive may have, including any that are unknown to Executive at the time of the execution this Release.

(c)    Certain Representations and Acknowledgements of Executive. Executive represents and warrants that: (i) Executive is the sole and lawful owner of all rights, titles and interests in and to all Released Claims; and (ii) Executive has the fully legal right, power, authority and capacity to execute and deliver this Release. Executive

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acknowledges that Executive has been given a reasonable period of time, not less than twenty-one (21) days, in which to consider this Release and has been advised to discuss the terms of this Release with legal counsel of Executive’s own choosing. Executive represents that Executive has relied on Executive’s own knowledge and judgment and on the advice of independent legal counsel of Executive’s choosing and has consulted with such other independent advisors as Executive and Executive’s counsel deemed appropriate in connection with Executive’s review of this Release. Based on Executive’s review, Executive acknowledges that Executive fully and completely understands and accepts all the terms of this Release and their legal effects, and Executive is entering into this Release voluntarily and of Executive’s own free will, with full consideration of any and all rights which Executive may currently have. Executive further acknowledges that Executive is not relying on any representations or statements made by the Company or any of its subsidiaries and affiliates, or by any of their respective officers, directors, employees, affiliates, agents, attorneys or other representatives, regarding this Release, except to the extent such representations are expressly set forth in this Release. Executive also acknowledges that Executive is not relying upon a legal duty, if one exists, on the part of the Company or any of its subsidiaries and affiliates, or any of their respective officers, directors, employees, subsidiaries, affiliates, agents, attorneys or other representatives, to disclose any information in connection with the execution of this Release or its preparation, it being expressly understood that Executive shall never assert any failure to disclose information on the part of any such person or entity as a ground for challenging this Release or any provision hereof.

(d)    Covenant Not to Sue. Executive expressly agrees that neither Executive nor any person acting on Executive’s behalf will file or bring or permit to be filed or brought any lawsuit or other action before any court, agency or other governmental authority for legal or equitable relief against any of the Releasees involving any of the Released Claims. In the event that such an action is filed against any of the Releasees, Executive agrees that such Releasees are entitled to legal and equitable remedies against Executive, including an award of attorney’s fees. Notwithstanding the foregoing, Executive acknowledges that nothing contained in this Release limits Executive’s ability to file a charge or complaint with a federal, state or local governmental agency or commission. Executive further acknowledges that this Release does not limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. This Release does not limit Executive’s right to receive an award for information provided to any government agencies. While nothing in this Release limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission, should Executive file a charge or complaint with any governmental agency, or should any governmental entity, agency or commission file a charge, action, complaint or lawsuit against any of the Releasees based on any Released Claim, Executive agrees not to seek or accept any resulting payment from the Releasees.

(e)    Parties in Interest. This Release is for the benefit of the Releasees and shall be binding on Executive and his heirs, successors and assigns.

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2.    Amendment; Revocation. This Release may not be clarified, modified, changed or amended except in writing signed by Executive and the Company. Notwithstanding any other provision in this Release to the contrary, Executive may revoke this Release, in writing, for up to seven (7) days following the date of Executive’s execution of this Release, by delivering a written notice of Executive’s revocation of this Release to the Company. Any such notice of revocation shall be (i) addressed to David Brickman, General Counsel of the Company, c/o the Company at its offices at 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254-4383, or via facsimile or email (facsimile: (972) 770-5660; email: dbrickman@capitalsenior.com); and (ii) deemed given, delivered and effective on the earliest of: (a) in the case of delivery by facsimile or email, on the date of transmission, if such notice is delivered, and confirmation of receipt is received, by Executive, prior to 5:00 p.m. (Central Time) on a business day, and, otherwise, on the first business day after the date of transmission (provided that Executive has received confirmation of receipt of such transmission); (b) one (1) business day after when sent, if sent by nationally recognized overnight courier service (charges prepaid); or (c) upon actual receipt.

3.    Severability. If any provision of this Release is held to be illegal, invalid or unenforceable under applicable law, that provision shall be severable and this Release shall be construed and enforced as if that illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions of this Release shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision, and there shall be added automatically as part of this Release a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

4.    Section Headings. Titles and headings to Sections and subsections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions of this Release.

5.    Applicable Law. This Release shall be interpreted and construed in accordance with the substantive laws of the State of Texas, without giving effect to any conflicts of laws provisions thereof that would result in the application of the laws of any other jurisdiction.

6.    Dispute Resolution. The Parties agree to submit any dispute arising out of or relating to this Release to the arbitration procedure as described in Section 6 of the Separation Agreement.

7.    Successors and Heirs. This Final Release shall bind and inure to the benefit of the Company’ successors and to Executive’s heirs and devisees.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

CAPITAL SENIOR LIVING CORPORATION

By:	Date: January 1, 2019
Name:
Title:

EXECUTIVE

Date: January 1, 2019
Lawrence A. Cohen

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